Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coca-Cola European Partners plc Long-Term Incentive Plan 2016, Coca-Cola Enterprises UK Employee Share Plan, and Coca-Cola Enterprises Belgium/Coca-Cola Enterprises Services Belgian and Luxembourg Share Savings Plan of Coca-Cola European Partners plc of our report dated March 14, 2016, with respect to the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2015, and the related notes to the consolidated financial statements of Coca-Cola Erfrischungsgetränke GmbH (formerly known as Coca-Cola Erfrischungsgetränke Aktiengesellschaft), included in its Form F-4, filed with the Securities and Exchange Commission.

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

/s/ Annette Laufenberg	/s/ Dr. Ingo Röders
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Berlin, Germany

June 1, 2016